EXHIBIT 10.53

LOAN AGREEMENT

Dated as of May 27, 2005

Between

DIGITAL LAKESIDE, LLC,

as Borrower

and

MORGAN STANLEY MORTGAGE CAPITAL INC.,

as Lender

3.1.9	Compliance	32
3.1.10	Financial Information	33
3.1.11	Condemnation	33
3.1.12	Utilities and Public Access	33
3.1.13	Separate Lots	33
3.1.14	Assessments	33
3.1.15	Enforceability	33
3.1.16	Assignment of Leases	33
3.1.17	Insurance	34
3.1.18	Licenses	34
3.1.19	Flood Zone	34
3.1.20	Physical Condition	34
3.1.21	Boundaries	34
3.1.22	Leases	34
3.1.23	Filing and Recording Taxes	35
3.1.24	Single Purpose	35
3.1.25	Tax Filings	38
3.1.26	Solvency	38
3.1.27	Federal Reserve Regulations	38
3.1.28	Organizational Chart	39
3.1.29	Bank Holding Company	39
3.1.30	No Other Debt	39
3.1.31	Investment Company Act	39
3.1.32	Access/Utilities	39
3.1.33	No Bankruptcy Filing	39
3.1.34	Full and Accurate Disclosure	39
3.1.35	Foreign Person	39
3.1.36	Fraudulent Transfer	39
3.1.37	No Change in Facts or Circumstances; Disclosure	40
3.1.38	Management Agreement	40
3.1.39	Perfection of Accounts	40
Section 3.2	Survival of Representations.	41

IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	41
4.1.1	Existence; Compliance with Legal Requirements	41
4.1.2	Taxes and Other Charges	41
4.1.3	Litigation	42
4.1.4	Access to Property	42
4.1.5	Further Assurances; Supplemental Mortgage Affidavits	42
4.1.6	Financial Reporting	42
4.1.7	Title to the Property	44
4.1.8	Estoppel Statement	44
4.1.9	Leases	44
4.1.10	Alterations	46

-ii-

4.1.11	Interest Rate Cap	47
4.1.12	Intentionally Omitted	Error! Bookmark not defined.
4.1.13	Performance by Borrower	48
4.1.14	Costs of Enforcement/Remedying Defaults	48
4.1.15	Business and Operations	48
Section 4.2	Borrower Negative Covenants	48
4.2.1	Due on Sale and Encumbrance; Transfers of Interests	48
4.2.2	Liens	48
4.2.3	Dissolution	48
4.2.4	Change in Business	49
4.2.5	Debt Cancellation	49
4.2.6	Affiliate Transactions	49
4.2.7	Zoning	49
4.2.8	Assets	49
4.2.9	No Joint Assessment	49
4.2.10	Principal Place of Business	49
4.2.11	ERISA	49

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance	50
5.1.1	Insurance Policies	50
5.1.2	Insurance Company	54
Section 5.2	Casualty and Condemnation	55
5.2.1	Casualty	55
5.2.2	Condemnation	55
5.2.3	Casualty Proceeds	56
Section 5.3	Delivery of Net Proceeds	56
5.3.1	Minor Casualty or Condemnation	56
5.3.2	Major Casualty or Condemnation	56

VI. RESERVE FUNDS

Section 6.1	Intentionally Omitted	60
Section 6.2	Tax Funds	60
6.2.1	Deposits of Tax Funds	60
6.2.2	Release of Tax Funds	60
Section 6.3	Insurance Funds	60
6.3.1	Deposits of Insurance Funds	60
6.3.2	Release of Insurance Funds	61
Section 6.4	Intentionally Omitted	61
Section 6.5	Intentionally Omitted	61
Section 6.6	Intentionally Omitted	61
Section 6.7	Cash Trap Reserve Funds.	61
6.7.1	Cash Trap Reserve Funds	61
Section 6.8	Application of Reserve Funds	61

-iii-

-iv-

SCHEDULES

Schedule I	-	Rent Roll
Schedule II	-	Required Repairs
Schedule III	-	Organizational Chart
Schedule IV	-	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	-	Form of Interest Rate Cap Confirmation
Schedule VI	-	Exceptions to Representations
Schedule VII		Amortization Schedule
Schedule VIII		[Reserved]
Schedule IX		Section 2.5 Certificate

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 27, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”) and DIGITAL LAKESIDE, LLC, a Delaware limited liability company having an address at 560 Mission Street, Suite 2900, San Francisco, CA 94105 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“360 Lease” shall mean that certain Agreement dated as of December 3, 1999, between Digital Realty Trust, L.P., as landlord, and 360 networks (USA), Inc., as the tenant.

“Actual Gross Revenues” shall mean all revenue for the twelve (12) calendar month period immediately preceding the date of calculation, derived from the ownership and operation of the Property from whatever source, including, but not limited to, actual Rents derived from current, in-place Tenants paying Rent pursuant to executed Leases, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues as reasonably determined by Lender, payments received by Borrower under the Interest Rate Protection Agreement, proceeds from the sale or refinancing of the Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrower from the Reserve Funds or any other fund established by the Loan Documents. Notwithstanding the foregoing, for the first twelve (12) months of the term of the

Loan, Actual Gross Revenue shall calculated by annualizing revenues at the end of each quarter and taking into account only those Actual Gross Revenues derived from the ownership and operation of the Property from the Closing Date to the end of each such quarter.

“Actual NOI” shall mean (i) Actual Gross Revenues, less (ii) Operating Expenses for the twelve (12) calendar month period immediately preceding the date of calculation, based on a minimum five percent (5%) vacancy.

“Additional Interest” shall have the meaning set forth in Section 2.4.1(c).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty-nine percent (49%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“AFN Lease” shall mean that certain Lease Agreement dated as of May 9, 2001, between Lakeside Purchaser, LLC (as successor-in-interest to Carlyle-Core Chicago, LLC), as landlord, and AFN Communications, LLC, as the tenant.

“Agent” shall mean LaSalle Bank National Association and any successor Eligible Institution thereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $5,000,000.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Actual Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Component A Rate” shall mean 4.465% for the initial Interest Period and thereafter either (i) LIBOR Interest Rate plus the Component A Spread with respect to any period when Component A is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when Component A is a Substitute Rate Loan.

“Applicable Component B Rate” shall mean 8.590% for the initial Interest Period and thereafter either (i) LIBOR Interest Rate plus the Component B Spread with respect to any period when Component B is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when Component B is a Substitute Rate Loan.

“Applicable Interest Rate” shall mean (a) with respect to Component A, the Applicable Component A Rate and (b) with respect to Component B, the Applicable Component B Rate.

“Applicable Lending Office” shall mean the “lending office” of Lender (or of an Affiliate of Lender) located at the address set forth in the introductory paragraph hereof or such other office of Lender (or of an Affiliate of Lender) as Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Protection Agreement” shall mean that certain Assignment of Interest Rate Protection Agreement of even date herewith between Borrower and Lender and acknowledged by Bank of America, N.A. and any other Assignment of Interest Rate Protection Agreement hereafter delivered.

“Assumed Note Rate” shall have the meaning set forth in Section 2.4.1(c).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean Digital Lakeside, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Capped LIBOR Rate” shall mean 6.00%.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Manager and Agent.

“Cash Trap Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Trap Period” shall have the meaning set forth in the Cash Management Agreement.

“Cash Trap Reserve Funds” shall have the meaning set forth in Section 6.7.1(a).

“Cash Trap Trigger” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement of even date herewith among Lender, Borrower, Manager and Bank of America, N.A.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component A” shall mean that portion of the Loan in the amount of Eighty Million and No/100 Dollars ($80,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A Spread” shall mean 137.5 basis points.

“Component B” shall mean that portion of the Loan in the amount of Twenty Million and No/100 Dollars ($20,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component B Spread” shall mean 550 basis points.

“Component Spread” or “Component Spreads” means, individually or collectively, the Component A Spread and/or the Component B Spread.

“Components” shall mean, collectively, Component A and Component B.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Conduit Path Agreement” shall mean that certain Conduit Path Use Agreement dated as of June 1, 2000 between the City of Chicago and Lakeside Purchaser, LLC (as successor-in-interest to Carlyle-Core Chicago, LLC).

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement or (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support reasonably acceptable to Lender or, after a Securitization, acceptable to the Rating Agencies, provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon (including, without limitation, any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Monthly Payment Date, Prepayment Date or the Maturity Date) and all other sums (including, without limitation, any applicable Spread Maintenance Premium and any Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean the ratio of (i) Actual NOI to (ii) the projected Debt Service and projected debt service under any Subordinate Mezzanine Loan that would be due for the twelve (12) calendar month period immediately following such calculation based upon an assumed interest rate as set forth herein.

“Deed” shall have the meaning set forth in Section 3.1.40.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided, however, that Lender shall have a one-time right to change the Determination Date to any other day upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Excluded Taxes” shall have the meaning set forth in Section 2.5(f).

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean Digital Realty Trust, L.P., a Maryland limited partnership.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall mean a natural person who is not at the time of initial appointment as a director or at any time while serving as a director or manager of the Borrower or SPC Party and has not been at any time during the five (5) years preceding such initial appointment:

(a) a stockholder, director (with the exception of serving as an Independent Director of the Borrower or SPC Party), officer, trustee, employee, partner, member, attorney or counsel of Borrower, the SPC Party or any Affiliate of either of them;

(b) a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the Borrower, the SPC Party or any Affiliate of either of them;

(c) a Person controlling or under common control with any Person excluded from serving as Independent Director under (a) or (b); or

(d) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director under (a) or (b).

A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director of the Borrower or SPC Party if such individual is an Independent Director provided by a nationally-recognized company that provides professional independent directors (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director of a special purpose entity affiliated with the Borrower or SPC Party shall not be disqualified from serving as an Independent Director of the Borrower or SPC Party if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent director of affiliates of the Borrower or SPC Party constitute in the aggregate less than five percent (5%) of such individual’s annual income. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve as Independent Director of the Borrower or SPC Party and independent director of a special purpose entity that owns a direct or indirect equity interest in the Borrower or SPC Party or a direct or indirect interest in any co-borrower with the Borrower or SPC Party. For purposes of this definition a special purpose entity is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the requirements of Section 3.1.24 hereof.

“Initial Interest Rate” shall mean a rate per annum equal to five and twenty-nine hundredths percent (5.29%).

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Edwards & Angell, LLP, in connection with the Loan.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Interest Period” shall mean (a) for the first interest period hereunder, (i) if the Closing Date occurs on or before the fourteenth (14th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fourteenth (14th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the fifteenth (15th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fourteenth (14th) day of the following calendar month and (b) for each interest period thereafter commencing June 15, 2005, the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th)

day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Lender, with a confirmation from the Counterparty in the form attached hereto as Schedule V, between Borrower and, subject to Section 4.1.11, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto

“Late Fee” shall have the meaning set forth in Section 2.3.4.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, including, without limitation all permits and licenses relating to the storage of diesel fuel at the Property, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way materially limit the use and enjoyment thereof.

“Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, together with its successors, assigns, and Participants.

“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the then outstanding principal amount of the Loan. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the then outstanding principal amount of the Loan. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Lender or its agent and at Borrower’s request, Lender shall provide Borrower with the basis for its determination.

“LIBOR Interest Rate” shall mean, with respect to each Interest Period, LIBOR applicable to such Interest Period.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Clearing Account Agreement, Cash Management Agreement, the Environmental Indemnity, the Guaranty, the Assignment of Protection Agreement, the Exit Fee Agreement, the Assignment of Management Agreement and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Major Lease” shall mean any Lease (i) covering 79,337 rentable square feet or more at the Property or (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover 79,337 rentable square feet or more.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Capstar Commercial Real Estate Services, Ltd., or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, income, expenses, property or condition (financial or otherwise) of Borrower or the Guarantor, (ii) the ability of Borrower or Guarantor to pay or perform its respective obligations, liabilities and indebtedness under this Agreement or any of the other Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms hereof or thereof, or (iii) the Loan or Lender, or the rights, powers and remedies of the Lender under this Agreement or any of the other Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents.

“Maturity Date” shall mean the Monthly Payment Date occurring in June 9, 2008, as such date may be extended in accordance with Section 2.3.2(b), or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Counterparty Rating” shall mean (a) a short term credit rating from S&P and Fitch of at least “A-1” and (b) either (i) a long term credit rating from Moody’s of at least “Aa3” or (ii) a long term credit rating from Moody’s of at least “A1” and a short term credit rating from Moody’s of “P-1”.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Payment Date” shall mean the ninth (9th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on July 9, 2005 and continuing to and including the Maturity Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall mean Lender and its Affiliates.

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Mortgage” shall mean that certain first priority Mortgage and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.5(a).

“Non-U.S. Corporate Lender” shall have the meaning set forth in Section 2.5(f).

“Note” shall mean, collectively, Note A and Note B.

“Note A” shall mean that certain Promissory Note A dated as of the date hereof, executed by Borrower and payable to the order of Lender which evidences Component A of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Note B” shall mean that certain Promissory Note B dated as of the date hereof, executed by Borrower and payable to the order of Lender which evidences Component B of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Agreements” shall mean any covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, and a management fee equal to the greater of $1,000,000 or the actual management fee, but excluding actual Capital Expenditures, depreciation, amortization and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to reasonable adjustment by Lender to normalize such costs and expenses.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Taxes” shall have the meaning set forth in Section 2.5(b).

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Participant” shall mean any Person that has purchased a participation in this Loan Agreement pursuant to Section 11.27.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean the Monthly Payment Date occurring in May, 2006.

“Permitted Transferee” shall mean any of the following entities (for purposes of this definition, “control” means the ability to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, rather than a beneficial ownership requirement, and regardless of the fact that responsibility for such day-to-day operating and management functions are ordinarily handled by a property manager or for leasing activities has been delegated by such controlling Person pursuant to a written agreement):

(i) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

(ii) a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition;

(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States

(including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(v) any Person (a) who owns at least five (5) properties with, in the aggregate, at least 3,000,000 square feet (exclusive of the Property) of office space of similar or better quality as that of the Property, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $250,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000; or

(vi) any Person in which at least fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (v) of this definition of “Permitted Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) confirm that the Property and its use comply, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (ii) include a copy of a final certificate of occupancy with respect to all Improvements.

“Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prepayment Fee” shall mean, with respect to any prepayment received by Lender after the Monthly Payment Date occurring in May, 2006 and to and including the Monthly Payment Date occurring in November, 2006, an amount equal to 0.75% of the outstanding principal amount of the Loan.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and

Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.

“Qualified Manager” shall mean (i) Capstar Commercial Real Estate Services, Ltd., or (ii) a reputable professional management organization with sufficient demonstrable experience in the management of data center properties comparable to the Property, as determined by Lender in its reasonable discretion.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Register” shall have the meaning set forth in Section 11.27.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, expense reimbursements from Tenants and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Reserve Funds” shall mean, collectively, the Insurance Funds, the Tax Funds and the Cash Trap Reserve Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean $4,000,000.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Section 2.5 Taxes” shall have the meaning set forth in Section 2.5.

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Seller Sharing Agreement” shall mean that certain Seller Sharing Agreement dated as of March 14, 2005 by and between Lakeside Purchaser, LLC and Guarantor.

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“Spread” shall mean the applicable Component Spread or the weighted average of all applicable Component Spreads, as the context requires.

“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.3.3 or Section 2.4.3 hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date with respect to any period when the Loan is a LIBOR Loan (or, with respect to any period when the Loan is a Substitute Rate Loan, discounted at an interest rate that Lender believes, in its reasonable judgment, would equal LIBOR on such Determination Date if LIBOR was then available), of all future installments of interest which would have been due hereunder through and including the end of the Interest Period in which the Permitted Prepayment Date occurs, on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the Spread. The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Subordinate Mezzanine Loan” shall have the meaning set forth in Section 11.29.

“Substitute Rate” shall have the meaning set forth in Section 2.2.3(b).

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Substitute Rate plus the Substitute Spread in accordance with the provisions of Article II hereof.

“Substitute Spread” shall have the meaning set forth in Section 2.2.3(b).

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Tax Sharing Agreement” shall mean that certain Tax Agreement dated as of March 14, 2005 by and between Lakeside Purchaser, LLC and Guarantor.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) acquire the Property, (ii) pay and discharge any existing loans relating to the Property, (iii) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (iv) deposit the Reserve Funds, (v) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (vi) fund any working capital requirements of the Property, as approved by Lender and (vii) retain the balance, if any.

Section 2.2 Interest Rate.

2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of each Component of the Loan outstanding from time to time shall accrue from the Closing Date up to and including the Maturity Date (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)) at the Applicable Interest Rate. Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate.

(a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day on which such change in the Applicable Interest Rate shall become effective; provided, however, that changes in the Applicable Interest Rate shall occur on the first day of an Interest Period unless otherwise required by any Legal Requirement. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall, by notice to Borrower (“Lender’s Notice”), which notice shall set forth in reasonable detail such circumstances, establish the Applicable Interest Rate at Lender’s then customary spread (the “Substitute Spread”), taking into account the size of the Loan and the creditworthiness of Borrower, above a published index used for variable rate loans as reasonably determined by Lender (the “Substitute Rate”).

(c) If, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the effective date set forth in such notice, which date shall be the first day of an Interest Period unless otherwise required by any Legal Requirement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan. After the Permitted Prepayment Date and after the conversion of a LIBOR Loan to a Substitute Rate Loan, Borrower shall have the option upon thirty (30) days notice to Lender (such notice given within sixty (60) days of the conversion of the Loan) to prepay the Loan in whole, but not in part. Any such prepayment shall be made without prepayment premium or penalty and shall otherwise be made in accordance with the terms of Section 2.4.1 hereof.

(d) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) Lender may give Borrower a Lender’s Notice, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread. In the event the condition necessitating the cancellation of Lender’s obligation to make a LIBOR Loan hereunder shall cease, Lender shall promptly notify Borrower of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the Interest Period next following such cessation. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail.

(e) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter have the effect of reducing the rate of return on Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(ii) shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to materially increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to materially reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender; provided, however, that Borrower shall not be required under this Section 2.2.3 to pay Lender additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on the Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender shall be submitted by Lender to Borrower. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(f) Borrower agrees to indemnify Lender and to hold Lender harmless from any actual loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the first day of an Interest Period, including, without limitation, such actual losses or expenses arising from interest or fees payable, if any, by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(g) The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. On the Monthly Payment Date occurring in July, 2005 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Lender of interest accruing hereunder during the entire Interest Period in which such Monthly Payment Date occurs, calculated in the manner set forth herein. Commencing on the Monthly Payment Date occurring in July, 2006 and continuing thereafter on each Monthly Payment Date to and including the Maturity Date, together with each monthly payment of interest, Borrower shall make a payment to Lender of principal in the amount set forth in the amortization schedule attached hereto as Schedule VII. Provided no Event of Default shall have occurred and be continuing, each payment of interest and principal shall be applied as follows: (a) first to accrued and unpaid interest on Component A, (b) second to accrued and unpaid interest on Component B and (c) third, to the principal balance of the Components on a pro rata basis.

2.3.2 Payment on Maturity Date. (a) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date) and, provided no Event Default exists, such payments shall be applied as follows: (a) first to accrued and unpaid interest on Component A, and (b) second to accrued and unpaid interest on Component B, and (c) third, to the principal balance of the Components on a pro rata basis.

(b) Borrower will have two (2) options to extend the Maturity Date of the Loan for consecutive one (1) year periods. In order to exercise the first such extension right, Borrower shall deliver to Lender written notice of such extension on or before thirty (30) days prior to the Maturity Date and, upon giving of such notice of extension, and subject to the satisfaction of the conditions set forth below in this Section 2.3.2(b) on or before the Business Day immediately preceding the then current Maturity Date, the Maturity Date as theretofore in effect will be extended to June 9, 2009. In order to exercise the second such extension right, Borrower shall deliver to Lender written notice of such extension on or before thirty (30) days prior to the then current Maturity Date and, upon the giving of such notice of extension, and subject to the satisfaction of the conditions set forth below in this Section 2.3.2(b) on or before the Business Day immediately preceding the then current Maturity Date, the Maturity Date as theretofore in effect will be extended to June 9, 2010. The Maturity Date shall be extended pursuant to Borrower’s notices as aforesaid, provided that the following conditions are satisfied: (i) no monetary Event of Default or material non-monetary Event of Default shall be in existence either at the time of Borrower’s notice or at the then-current Maturity Date, (ii) Borrower shall enter into an Interest Rate Protection Agreement through the term of the applicable extension under the same terms and conditions of the initial Interest Rate Protection Agreement (including its LIBOR strike price) entered into in connection with the Loan and shall provide an Assignment of Protection Agreement with respect thereto substantially in the form of Assignment of Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Lender, (iii) Borrower shall pay an extension fee to Lender equal to 0.125% of the outstanding principal balance of the Loan and (iv) the Debt Service Coverage Ratio for the Property shall not be less than 1.30:1.0 using an assumed interest rate of 8%.

2.3.3 Interest Rate and Payment after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Event of Default occurred. If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan (other than with Net Proceeds) following the occurrence of an Event of Default prior to the Permitted Prepayment Date, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to one percent (1%) of the amount of principal being repaid together with a

Spread Maintenance Premium calculated with respect to the amount of principal being repaid and Breakage Costs. Any amounts received by Lender following the occurrence and continuance of an Event of Default shall be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Fee”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such Late Fee shall be secured by the Mortgage and the other Loan Documents. Any Late Fee paid in accordance with this Section 2.3.4 shall be applied to the Components on a pro rata basis. Notwithstanding the foregoing, Borrower shall not be liable for any Late Fee with respect to any payments due under the Loan Documents if, on the date such payment is due, sufficient funds are in the applicable Account from which such payments are to be made and Borrower has not interfered with the transfer or disbursement of any funds from the Accounts and is using reasonable efforts to cause Agent to transfer or disburse such funds from such applicable Account or to make such payment directly.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the Business Day immediately preceding such day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein (and as permitted under Section 2.2.3), Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option, prepay the Debt in whole but not in part, provided the following conditions are satisfied:

(a) Borrower shall provide prior written notice to Lender specifying the date upon which the prepayment is to be made (the “Prepayment Date”), which notice shall be delivered to Lender not less than ten (10) Business Days prior to such Prepayment Date and which notice shall be irrevocable; provided, however that Borrower shall be permitted to revoke any such notice provided that (i) such revocation is in writing and is received by Lender no less than three (3) Business Days prior to the Prepayment and (ii) Borrower pays to Lender all actual costs and expenses of Lender incurred in connection with the cancelled prepayment, including Lender’s reasonable attorneys’ fees and expenses;

(b) subject to clause (c) below, if such prepayment is made on a day other than a Monthly Payment Date, then in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of this Note then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the Prepayment Date. Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held as collateral security for the Loan and shall be applied to the Debt on the next Monthly Payment Date;

(c) if the Debt is prepaid in whole during the period commencing on the first (1st) day after a Monthly Payment Date and ending on (but including) the last day of the Interest Period in which such prepayment occurs, Borrower will pay to Lender, simultaneously with such prepayment, interest on the principal amount of the Loan through the last day of the Interest Period immediately following the Interest Period in which such prepayment occurs (the “Additional Interest”), calculated at the Applicable Interest Rate. In the event that such prepayment occurs prior to the Determination Date applicable to the next Interest Period following the Interest Period in which such prepayment occurs it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period following the Interest Period in which such prepayment occurs. Accordingly, in the event that the Debt is prepaid in whole prior to the Determination Date applicable to the Interest Period following the Interest Period in which such prepayment occurs, the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period following the Interest Period in which such prepayment occurs shall be calculated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) the greater of (A) the LIBOR Interest Rate as determined on the preceding Determination Date or (B) the LIBOR Interest Rate as it would have been determined two (2) Business Days prior to the immediately preceding Monthly Payment Date, plus (ii) the Spread, plus (iii) 1.00%. Thereafter, on the Determination Date applicable to the Interest Period following the Interest Period in which such prepayment occurs, Lender shall determine the Applicable Interest Rate as if such prepayment had not occurred. If it is determined by Lender that the Applicable Interest Rate for the Interest Period following the Interest Period in which such prepayment occurs is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between the interest paid by Borrower for the Interest Period following the Interest Period in which such prepayment occurs calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate. Alternatively, in the event that it is determined that the actual Applicable Interest Rate applicable to the Interest Period following the Interest Period in which such prepayment occurs is greater than the Assumed Note Rate, Borrower shall promptly pay to Lender, without additional interest or other late charges or penalties (and in no event later than the 9th day of the following month) an amount equal to the difference between the interest paid by Borrower for the Interest Period following the Interest Period in which such prepayment occurs on the prepaid amount calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate. Notwithstanding the foregoing provisions of this Section 2.3.1(c), if any prepayment in whole is received by Lender on a date which is after a Monthly Payment Date but prior to the Determination Date for the Interest Period following such Monthly Payment Date, Borrower shall not be required to pay the Additional Interest if Lender and Servicer determine in their sole discretion that Lender has received such prepayment on a date such that arrangements can be made to pay the holder(s) of all Securities on or before the next succeeding distribution date in any Securitization of the Loan. In the event that Borrower prepays the Debt in whole together with Additional Interest thereon pursuant to the terms of this Section 2.4.1(c) and Lender or its Servicer does not distribute such amount to the holder(s) of all Securities on or before the next succeeding distribution date in any Securitization of the Loan, such sums shall be held by Lender as collateral security for the Loan and shall be applied to the Debt on the next Monthly Payment Date.

(d) if such prepayment is made on a Monthly Payment Date, then in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Note then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the Prepayment Date; and

(e) Borrower shall pay to Lender simultaneously with such prepayment the Prepayment Fee, if any.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for a Restoration, Lender shall apply the Net Proceeds to the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with (i) in the event that such Net Proceeds are received on or before a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such Net Proceeds are received on a date after a Monthly Payment Date, interest accruing on such amount calculated through and including the end of Interest Period in which the next Monthly Payment Date occurs. At Borrower’s option, provided no Event of Default is continuing, Borrower may before or after the Permitted Prepayment Date prepay the principal balance of the Note in its entirety (subject to the conditions on prepayments otherwise set forth herein, but not subject to prepayment premium or penalty) in the event that Lender has applied Net Proceeds to partially prepay the principal balance of the Note. The full amount of any such interest and principal prepayment shall be applied as follows: (a) first to accrued and unpaid interest on Component A, (b) second to accrued and unpaid interest on Component B, and (c) third to the outstanding principal balance of the Components pro rata basis until paid in full, and any amount of such prepayment in excess of that required to pay the Debt in full shall be distributed to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower prior to the Permitted Prepayment Date, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Spread Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest (including, without limitation, (a) in the event that such prepayment is received on or before a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (b) in the event that such prepayment is received on a date after a Monthly Payment Date, interest accruing on such amount calculated through and including the end of Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to one percent (1%) of the amount of principal being repaid, Breakage Costs and other amounts payable under the Loan Documents. The full amount of any such prepayment shall be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

Section 2.5 Taxes.

(a) Any and all payments by Borrower under or in respect of this Agreement or any other Loan Document to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.5 Taxes”), unless required by law. If Borrower shall be required under any applicable Legal Requirement to deduct or withhold any Section 2.5 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender or Agent, (i) Borrower shall make all such deductions and withholdings in respect of Section 2.5 Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Section 2.5 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Legal Requirement, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower and Agent have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.5) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Section 2.5 Taxes other than, in the case of each Lender, Section 2.5 Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Section 2.5 Taxes are imposed as a result of such Lender or such Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Section 2.5 Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (collectively, “Other Taxes”).

(c) Borrower hereby agrees to indemnify each Lender and Agent for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.5, imposed on or paid by such Lender or such Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses arising therefrom or with respect thereto, unless such penalties, additions to tax, interest and expenses relate to Non-Excluded Taxes or Other Taxes which Lender was obligated to pay and Borrower was to reimburse Lender for and Lender failed to so pay). The indemnity by Borrower provided for in this Section 2.5(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Borrower under the indemnity set forth in this Section 2.5(c) shall be paid within 10 days from the date on which the applicable Lender or Agent, as the case may be, makes written demand therefor.

(d) Lender and Agent pursuant to Section 2.5(a) shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Borrower to assist Borrower, as the case may be, at the sole expense of Borrower, to recover from the relevant taxation authority or other Governmental Authority any Section 2.5 Taxes in respect of which amounts were paid by Borrower pursuant to Sections 2.5(a), (b) or (c). However, Lender and Agent will not be required to take any action that would be, in the sole judgment of Lender and Agent, legally inadvisable, or commercially or otherwise disadvantageous to Lender or Agent in any respect, and in no event shall Lender be required to disclose any tax returns or any other information that, in the sole judgment of Lender is confidential.

(e) Within 30 days after the date of any payment of Section 2.5 Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to Agent for its own account or for the account of the applicable Lender or Agent, as the case may be, a certified copy of the original official receipt evidencing payment thereof. In the case of any payment under or in respect of this Agreement or any of the other Loan Documents by or on behalf of Borrower through an account or branch outside the United States, or on behalf of Borrower by a payor that is not a United States person, if Borrower determines that no Section 2.5 Taxes are payable in respect thereof, Borrower shall furnish, or shall cause such payor to furnish, to Agent an opinion of counsel reasonably acceptable to Agent stating that such payment is exempt from Section 2.5 Taxes. For purposes of this Section 2.5(e) and subsection (f) of this Section 2.5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) Each Lender (including for avoidance of doubt any Participant, assignee or successor) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-U.S. Corporate Lender”) shall deliver or caused to be delivered to Borrower the following properly completed and duly executed documents:

(1) a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Lender or Agent claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto or such other form as may be required under applicable Legal Requirements), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(2) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor form thereto or such other form as may be required under applicable Legal Requirements) and a certificate substantially in the form of Schedule IX (a “Section 2.5 Certificate”) or (y) a complete and executed Internal Revenue Service Form W-9; or

(3) in the case of a Non-U.S. Corporate Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor thereto or such other form as may be required under applicable Legal Requirements), including all appropriate attachments or (y) if such Non-U.S. Corporate Lender is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were Lender or Agent; or

(4) in the case of a Non-U.S. Corporate Lender that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 2.5 Certificate; or

(5) in the case of a Non-U.S. Corporate Lender that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, a (x) a complete and executed Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (y)(i) a Section 2.5 Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, a “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were Lender or Agent, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender or Agent is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (5) are otherwise determined to be unnecessary, all such determinations under this clause (5) to be made in the sole discretion of Borrower.

If the forms referred to above in this Section 2.5(f) that are provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as “Excluded Taxes” (any Section 2.5 Taxes other than “Non-Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. However, if, on the date that a Lender assignee becomes a party to this Agreement, Lender assignor was entitled to payments under subsection (a) of this Section 2.5 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent (and only to such extent), the term “Non-Excluded Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Section 2.5 Taxes) United States withholding tax, if any, applicable with respect to such Lender assignee on such date. Any additional Section 2.5 Taxes in respect of a Lender that result solely and directly from a change in the Applicable Lending Office of such Lender shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Section 2.5 Taxes are imposed as a result of a change in the applicable Legal Requirements, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 2.5(d) or subsection (i) of this Section 2.5 or otherwise as a result of a request therefor by Borrower.

(g) For any period with respect to which any Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (f) of this Section 2.5 (other than (i) if such failure is due to a change in any applicable Legal Requirement, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided (ii) if such form, certificate or other document otherwise is not required under subsection (f) of this Section 2.5 or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to payment or indemnification under subsection (a) or (c) of this Section 2.5 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(h) Each Lender hereby agrees that, upon the occurrence of any circumstances entitling such Lender to additional amounts pursuant to this Section 2.5, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of such Lender, legally inadvisable or commercially or otherwise disadvantageous to such Lender in any respect.

(i) If any Lender entitled to additional compensation under any of the foregoing provisions of this Section 2.5 shall fail to designate a different Applicable Lending Office as provided in subsection (h) of this Section 2.5, then, so long as no Event of Default shall have occurred and be continuing, Borrower may cause such Lender to (and, if Borrower so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by Borrower and reasonably acceptable to the Agent; provided that if, upon such demand by Borrower, such Lender elects to waive in writing its request for additional compensation pursuant to this Section 2.5, the demand by Borrower for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (h) of this Section 2.5 or this Section 2.5(i) shall affect or postpone any of the rights of any Lender or any of the obligations of Borrower under any of the foregoing provisions of this Section 2.5 in any manner.

Section 2.6 Non-Confidentiality of Tax Treatment.

Notwithstanding anything to the contrary contained in this Agreement, all persons may disclose to any and all persons, without limitations of any kind, the purported or claimed U.S. federal income tax treatment of this Agreement, any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of this Agreement, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal income tax treatment or fact, other than the name of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, and any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the Agreement to the taxpayer and is not relevant to understanding the purported or claimed federal income tax treatment of the Agreement to the taxpayer.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants, as of the date of this Agreement, that:

3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 3956513. Borrower’s federal tax identification number is 20-2689582. Borrower is not subject to back-up withholding taxes.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict in any material respect with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a material breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any material agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3101 (the “Plan Assets Regulation”) and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

3.1.9 Compliance. Borrower and, to Borrower’s knowledge, the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements, except as set forth in Schedule VI attached hereto and made a part hereof.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

3.1.13 Separate Lots. The Property does not constitute a portion of any other tax lot not a part of the Property and, except as disclosed in the Title Policy, the Property is comprised of one (1) or more parcels which constitute separate tax lots.

3.1.14 Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments, except as set forth in Schedule VI attached hereto and made a part hereof.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render any material provision of any of the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. Except with respect to the City of Chicago’s approval of the assignment from the seller of the Property to Borrower of that certain Conduit Path Agreement, all permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property substantially in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. Except as set forth in Schedule VI attached hereto, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as may be shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I, (b) the Leases identified on Schedule I are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party except for defaults under the 360 Lease and the AFN Lease by the respective tenant, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent

(including security deposits) has been paid more than one (1) month in advance of its due date, (e) to Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) except as set forth on Schedule I attached hereto and made a part hereof, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage.

3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(b) Borrower will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently contemplated to be conducted and operated.

(c) Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) paid not more than sixty (60) days from the date incurred as to the matters in subclause (ii) above and not more than sixty (60) days from the date due and payable as to the matters in subclause (iii) above, (y) incurred in the ordinary course of business and (z) not in excess of $6,000,000 in the aggregate (which amount shall exclude the cost of any Capital Expenditures), and (iv) the obligations of Borrower pursuant to the Seller Sharing Agreement and the Tax Sharing Agreement and Borrower’s delivery to the City of Chicago of a $250,000 letter of credit required in connection with the assignment to Borrower of the Conduit Path Agreement. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates.

(f) Borrower is and will use commercially reasonable efforts to remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns and will not file a consolidated federal income tax return with any other Person unless, in each instance, Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law. Borrower shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Borrower will use commercially reasonable efforts to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) (i) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(ii) If Borrower is a single member limited liability company, Borrower shall have at least one springing member (a corporation 100% owned by the sole member of Borrower), which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower.

(p) Borrower shall at all times cause there to be at least two duly appointed members of the board of directors who are Independent Directors of each SPC Party and Borrower reasonably satisfactory to Lender.

(q) Borrower shall not cause or permit the board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors of each SPC Party and Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

(r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, in all material respects, (i) all of the facts and assumptions

(whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(s) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts.

(t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(u) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

3.1.25 Tax Filings. To the extent required, Borrower timely has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Access/Utilities. To Borrower’s knowledge, all public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.34 Full and Accurate Disclosure. To Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 Fraudulent Transfer. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The assets of Borrower do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of its obligations).

3.1.37 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.38 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.

3.1.39 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c) Pursuant and subject to the terms hereof, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.40 Historic Features. None of Borrower or its Affiliates has delivered a Removal Notice (as defined in the Deed) to the grantor under that certain Special Warranty Deed dated December 21, 1998 between R.R. Donnelley & Sons Company and Lakeside Center LLC, recorded at the office of the Cook County Recorder as Document #08193074 (the “Deed”).

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, all material rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) unless Borrower has deposited with the applicable taxing authority sufficient funds required by such authority in order to contest the amount or validity of such Taxes or Other Charges, upon the written request of Lender, Borrower shall deposit with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect the Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.

4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable written notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Following a Securitization, Borrower shall furnish Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth gross revenue and operating expenses for the Property. Such financial statements shall be accompanied by a certificate executed by the chief financial officer of Borrower stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property. Together with such annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to Borrower’s knowledge there exists an event or circumstance which constitutes an Event of Default by Borrower under the Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items,

accompanied by certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP as applicable:

(i) quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter with respect to the Property, with a balance sheet for such quarter for Borrower;

(ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for the last four quarters;

(iii) a current rent roll for the Property; and

(iv) any written notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from Tenants during the subject fiscal quarter.

(d) Prior to the last Securitization of any portion of the Loan and upon request by Lender, Borrower will furnish Lender on or before the thirty-fifth (35th) day after the end of each calendar month, the following items, accompanied by a certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP, as applicable:

(i) monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Property; and

(ii) a current rent roll for the Property.

(iii) any written notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from Tenants during the subject month.

(e) Borrower shall submit the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year. In the event that Borrower incurs an extraordinary operating expense or extraordinary capital expenditure (excluding emergency repairs which requires immediate action to prevent harm to person or property) (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances of more than ten (10%) between budgeted and actual amounts for such period and year to date.

4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After written request by Lender made no more than once each calendar year, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, of which Borrower has knowledge, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender, and (v) whether Lender has actual knowledge of any Default under the Loan Documents.

(c) Borrower shall deliver to Lender, upon written request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant); provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year (provided no Event of Default is continuing).

4.1.9 Leases.

(a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments and modifications thereof (other than those expressly contemplated by the applicable original Lease) executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed (provided, however, that Lender hereby acknowledges that Borrower intends to terminate the 360 Lease shortly after the date hereof and Lender’s consent is not required with respect to the termination of the 360 Lease or any future termination of the AFN Lease). Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed as Schedule IV to Tenants under future Major Lease approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.

(b) Borrower (i) shall observe and perform in all material respects the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce in all material respects the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or materially increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon written request, Borrower shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything to the contrary contained in this Section 4.1.9:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, Borrower shall have the right to submit a term sheet of such transaction to Lender for Lender’s approval, such approval not to be unreasonably withheld or delayed. Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower. Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period;

(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the term sheet;

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet or unreasonably withhold its consent with respect to any other matters with respect to such Lease; and

(v) Borrower shall have the right, without the consent or approval of Lender in any instance, to modify, extend, renew, terminate or accept a surrender of any Lease that is not a Major Lease.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements and capital expenditures under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) (a) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property, which approval may be granted or withheld in Lender’s sole discretion, or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s reasonable discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) Letters of Credit (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.11 Interest Rate Cap. At all times during the term of the Loan Borrower shall maintain in effect an Interest Rate Protection Agreement having a term equal to the term of the Loan, with an initial notional amount equal to the amount of the Loan and with a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating. If Borrower obtains one (1) interest rate cap, the LIBOR strike rate under the Interest Rate Protection Agreement shall be equal to or less than the Capped LIBOR Rate, or if Borrower obtains more than one (1) interest rate cap, the blended LIBOR strike rate under the Interest Rate Protection Agreement, as reasonably determined by Lender, shall be equal to or less than the Capped LIBOR Rate. The Interest Rate Protection Agreement shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof. In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating or the placement by Moody’s of such Counterparty “On Watch for Downgrade” from the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) Business Days following receipt of written notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 4.1.11) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating; provided, however, that if any Rating Agency withdraws or downgrades the credit rating of the Counterparty below the Minimum Counterparty Rating or if Moody’s places such Counterparty “On Watch for Downgrade” from the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within ten (10) Business Days following Lender’s written notice to Borrower of such downgrade, withdrawal or placement “On Watch for Downgrade” (y) such Counterparty or an Affiliate thereof posts additional collateral acceptable to the Rating Agencies securing its obligations under the Interest Rate Protection Agreement or (z) an Affiliate of such Counterparty with a Minimum Counterparty Rating delivers a guaranty acceptable to the Rating Agencies guaranteeing such Counterparty’s obligations under the Interest Rate Protection Agreement. Notwithstanding the foregoing, if S&P or Fitch withdraws or downgrades the credit rating of such Counterparty below “A1”, or Moody’s withdraws or downgrades the credit rating of such Counterparty below “A2” (if the Counterparty has only a long term rating from Moody’s) or below “A3” or “P-2” (if the Counterparty has both long term and short term ratings from Moody’s), Borrower shall replace the Interest Rate Protection Agreement not later than twenty (20) days following receipt of written notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 4.1.11) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.

4.1.12 Additional Agreements. Borrower shall (a) promptly perform and/or observe in all material respects all of the material covenants and agreements required to be performed and observed by it under the Seller Sharing Agreement and the Tax Sharing Agreement, (b) promptly notify Lender in writing of the giving of any written notice of any default by any party under the Seller Sharing Agreement or the Tax Sharing Agreement of which it is aware and (c) promptly enforce the performance and observance of in all material respects all of the material covenants and agreements required to be performed and/or observed by the other party under the Seller Sharing Agreement and the Tax Sharing Agreement in a commercially reasonable manner.

4.1.13 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all actual out-of-pocket costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are reasonably necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause the Property to be maintained for office and telecommunication (with co-location facilities) purposes and other appurtenant and related uses.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Subject to Section 8, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in the Borrower, the Property or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgage and this Agreement.

4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances and Liens that are the subject of a permitted contest in accordance with the terms of the Loan Documents.

4.2.3 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or material debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, or with the consent of Lender, which consent shall not be unreasonably withheld.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms that are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.8 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender ten (10) days prior notice.

4.2.11 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

4.2.12 Historic Features. Borrower shall not perform any action which would require delivery of a Removal Notice (as defined in the Deed) under the Deed without the prior written consent of Lender, which consent shall not be unreasonably withheld.

4.2.13 Additional Agreements. Borrower shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Tax Sharing Agreement or the Seller Sharing Agreement.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance with no deductible in excess of $100,000 and in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (with no deductible in excess of $25,000) in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least Five Hundred Thousand and No/100 Dollars ($500,000) per accident and per disease per employee, and Five Hundred Thousand and No/100 Dollars ($500,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Twenty-five Million and No/100 Dollars ($25,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;

(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000); and

(xi) (A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy insuring against all “certified acts of terrorism” as defined by TRIA and “fire following”, each in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the total outstanding principal balance of the Loan; provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed $200,000 for such coverage and any deductible with respect to such insurance shall not exceed $100,000. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event greater than the total insurable value plus required business income coverage); provided, however, Borrower shall not be required to pay annual premiums in excess of $200,000 for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; and

(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “AA” or better by S&P and Fitch and an insurance financial strength rating of “Aa2” by Moody’s; provided, however, that Factory Mutual shall be an acceptable insurance company hereunder provided its claims paying ability rating does not fall below “BBB” or better by S&P and “AA-” by Fitch. If a Securitization occurs, (i) the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded and (ii) if the insurance company complies with the aforesaid S&P required rating (and S&P is rating the Securities) and the other Rating Agencies rating the Securities do not rate the insurance company, such insurance company shall be deemed acceptable with respect to such Rating Agency not rating such insurance company. Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual Condemnation, or any Condemnation threatened in writing, by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(ii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 5.1.1(a)(ii) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.3(a)(i) through (vi) of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than fifty percent (50%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) the Debt Service Coverage Ratio shall be at least 1.20 to 1.00 (based on an assumed interest rate of 9.5%) and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be reasonably satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements following the Restoration.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”)m which approval shall not be unreasonably withheld. The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to reasonable approval of Lender and the Casualty Consultant. All actual out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper in the manner set forth in the second sentence of Section 2.4.2 above. Upon payment in full of the Debt, any remaining Net Proceeds shall be paid to Borrower.

VI. RESERVE FUNDS

Section 6.1 Intentionally Omitted.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Agent the amount of $3,461,600 (which amount shall constitute a portion of the Tax Funds) and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives written notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. For so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender shall apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes for so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender shall return any excess to Borrower. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Agent the amount of $242,496 (which amount shall constitute a portion of the Insurance Funds) and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.3.2 Release of Insurance Funds. For so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender will apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums for so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender shall return any excess to Borrower. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.4 Intentionally Omitted.

Section 6.5 Intentionally Omitted.

Section 6.6 Intentionally Omitted.

Section 6.7 Cash Trap Reserve Funds.

6.7.1 Cash Trap Reserve Funds. Upon the occurrence of a Cash Trap Trigger and during a Cash Trap Period, Borrower shall deposit all Excess Cash into the Cash Trap Account in accordance with the terms of the Cash Management Agreement. Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “Cash Trap Reserve Funds”. All Cash Trap Reserve Funds shall be held as additional collateral for the Loan and (i) if an Event of Default exists, applied at the discretion of Lender, or (ii) if an Event of Default does not exist, in accordance with the Cash Management Agreement.

Section 6.8 Application of Reserve Funds.

During the existence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.9 Security Interest in Reserve Funds.

6.9.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.9.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.9.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the

Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

VII. PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

Borrower shall cause Manager to manage the Property in accordance in all material respects with the Management Agreement. Borrower shall (i) diligently perform and observe in all material respects all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any written notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement (without duplication of any statements, plans or reports required to be delivered to Lender by Borrower pursuant to the other terms of this Agreement). If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be reasonably necessary to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification.

Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement substantially in the form then used by Lender.

Section 7.3 Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Qualified Manager upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default, and/or (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct. The Property shall at all times be managed by a Qualified Manager.

VIII. PERMITTED TRANSFERS

Section 8.1 Permitted Transfer of the Property.

Lender shall not withhold its consent to a conveyance of the Property, provided that (i) such conveyances are to a corporation, partnership or limited liability company that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, (ii) such transferee is controlled by Digital Realty Trust, L.P., (iii) Digital Realty Trust, L.P., owns, directly or indirectly, one hundred percent (100%) of such transferee, (iv) such transferee’s counsel has delivered to Lender a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion, (v) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which such transferee assumes all of Borrower’s obligations under the Loan Documents, (vi) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, (vii) Lender receives a transfer fee equal to $5,000, (viii) Borrower pays all out-of-pocket expenses incurred by Lender in connection with such transfer and (ix) the Property is at all times managed by a Qualified Manager. In addition, Lender shall not withhold its consent to a conveyance of the Property (a) to a Permitted Transferee, provided that Borrower complies with the conditions set forth in clauses (i), (iv), (v), (vi), (viii) and (ix) above and Lender receives a transfer fee equal to $50,000, or (b) to a corporation, partnership or limited liability approved by Lender in its reasonable discretion, provided that Borrower complies with the conditions set forth in clauses (i), (iv), (v), (vi), (viii) and (ix) above and Lender receives a transfer fee equal to $50,000, and, in addition, delivers to Lender a Rating Agency Confirmation as to the conveyance of the Property to such transferee. Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, the Property shall not be transferred more than two (2) times during the term of the Loan without the prior written consent of Lender, which consent may be withheld in the sole and absolute discretion of Lender. In addition, Lender shall release Guarantor from any and all liability under the Loan arising on or after the date of a transfer permitted under this Section 8.1 provided such transferee assumes the Loan and causes a guarantor acceptable to Lender in its sole discretion to assume any obligations of Guarantor under the Guaranty and the Environmental Indemnity. For any other conveyance of the Property not otherwise permitted without Lender’s consent in this Section 8.1, Lender’s consent (not to be unreasonably withheld) shall be required.

Section 8.2 Permitted Transfers of Interest in Borrower.

(a) The restrictions on Transfers of direct or indirect ownership interests in Borrower set forth herein or in the Mortgage shall not apply to the transfer (excluding pledges) of direct or indirect partnership interests in Digital Realty Trust L.P. provided that (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with such transfer, (iii) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, (iv) after such Transfer Borrower shall maintain its status as a single purpose, bankruptcy remote entity under criteria established herein, (v) if after giving effect to such transfer and all prior transfers, more than forty nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than a forty nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Lender shall receive a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies and (vi) following such Transfer (x) Digital Realty Trust L.P. owns directly or indirectly one hundred percent (100%) of the interests in Borrower and controls Borrower, and (1) Digital Realty Trust Inc. is the general partner of Digital Realty Trust L.P., owns at least 20% of the interests in Digital Realty Trust L.P. and controls Digital Realty Trust L.P. and Borrower, (2) a Permitted Transferee is the general partner of Digital Realty Trust L.P., such Permitted Transferee owns directly or indirectly fifty-one percent (51%) or more of the interests in Digital Realty Trust L.P., and such Permitted Transferee controls Borrower, or (3) another Person (A) relating to which Lender has approved in its reasonable discretion and, if a Securitization has occurred and has received a Rating Agency Confirmation, and (B) is the general partner of Digital Realty Trust L.P., owns directly or indirectly fifty-one percent (51%) or more of the interests in Digital Realty Trust L.P., and controls Digital Realty Trust L.P., and Borrower. Notwithstanding the foregoing, Global Innovation Partners, LLC may acquire more than forty nine percent (49%) of the direct or indirect interests in Digital Realty Trust L.P. provided (i) Global Innovation Partners, LLC is at least fifty one percent (51%) owned by State of California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California and (ii) Lender shall receive a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies and (i) (ii) (iii) (iv) and (v), (vi)(x)(1) are satisfied. For purposes of this Section 8.2, “control” shall mean the ability to control the day to day and general management decisions regarding the Property.

(b) The restrictions on Transfers of direct or indirect interests in Borrower set forth herein or in the Mortgage shall not apply to the issuance, sale, transfer or pledge of publicly traded shares of Digital Realty Trust Inc.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Subject to the limitations in Section 11.27, Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (ii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b) If requested by Lender, Borrower, all at Lender’s sole cost and expense (except for Borrower’s legal fees), shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic term of the Loan, or (C) materially increase Borrower’s obligations hereunder.

(c) Any offering memorandum or similar document delivered by Lender in connection with a Securitization, assignment or participation of the Loan shall contain a statement which is substantially similar to the following, except as may be tailored for the particular document: “This Memorandum has been prepared by the Depositor solely for the purpose of offering the Certificates described herein. Notwithstanding any investigation that Morgan Stanley & Co. Incorporated, [                    ] and [                    ] (each, an “Initial Purchaser” and together, the “Initial Purchasers”) may have made with respect to the information set forth herein, this Memorandum does not constitute, and shall not be construed as, any representation or warranty by the Initial Purchasers as to the adequacy or accuracy of the information set forth herein. Delivery of this Memorandum to any person other than the prospective investor and those persons, if any, retained to advise such prospective investor with respect to the possible offer and sale of the Certificates is unauthorized, and any disclosure of any of its contents for any purpose other than considering an investment in the Certificates is strictly prohibited. A prospective investor shall not be entitled to, and must not rely on, this Memorandum unless it was furnished to such prospective investor directly by the Depositor or any Initial Purchaser,” or, at Lender’s sole option, “This offering memorandum is furnished on a confidential basis solely for the purpose of evaluating the investment offered hereby. The information contained herein may not be reproduced or used in whole or in part for any other purpose.”

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages (other than consequential and punitive damages) or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other out-of-pocket expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of written notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies in writing the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After written notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any reasonable legal or other out-of-pocket expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due, unless any such monthly installment is not paid when due as a result of the failure of Agent, to the extent required by the Cash Management Agreement or this Agreement, to transfer funds on deposit in the Debt Service Account to Lender for payment of such monthly installment, provided that sufficient funds have been deposited therein to pay the monthly installment of principal and/or interest due under the Note, and Borrower is using reasonable efforts to cause Agent to transfer sufficient funds to Lender, or (B) any other portion of the Debt is not paid when due and such non-payment continues for ten (10) days following written notice to Borrower that the same is due and payable, unless any such payment is not paid when due as a result of the failure of Agent, to the extent required by the Cash Management Agreement or this Agreement, to transfer or disburse funds on deposit in the applicable Account from which such payment is to be made as required under the Cash Management Agreement, and Borrower is using reasonable efforts to cause Agent to transfer or disburse such funds from such applicable Account or to make such payment directly;

(ii) if any of the Taxes or Other Charges are not paid prior to delinquency;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower breaches or permits or suffers a breach of Section 6.2 of the Mortgage;

(v) if any representation or warranty made by Borrower herein (except those set forth in Section 3.1.24 herein) or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading as of the date the representation or warranty was made; provided, however, that if the fact, event or matter causing such representation, warranty, certification or other statement to be false or misleading is reasonably capable of cure, either as of the date when made, or the date hereof, such event shall not constitute and Event of Default so long as Borrower causes such representation, warranty, certification or other statement to be true and correct within thirty (30) days after written notice from Lender, provided, however, that notwithstanding the foregoing, any misrepresentation shall not be an Event of Default hereunder unless such misrepresentation results in a Material Adverse Effect;

(vi) if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, and SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if Borrower breaches in any material respect any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1;

(xii) (intentionally omitted);

(xiii) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty and such breach continues beyond any notice and cure period, if any, set forth in such Guaranty;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; also, provided, that a default under a Lease caused solely by Lender’s breach of a confidentiality provision which Lender had notice of in a Lease shall not be an Event of Default under the Loan; or

(xv) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents (or, if no cure period is set forth in such Loan Document, if there shall be a default under any of the Loan Documents beyond any cure periods set forth in clause (xiv) of this Section 10.1), whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt, or, if no cure period is set forth.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event an Event of Default exists because Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power during the existence of an Event of Default. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan during the existence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Right to Cure Defaults.

During the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the actual out-of-pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender within ten (10) days after written demand. All such out-of-pocket costs and expenses actually incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS PARTIALLY NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE, 13TH FLOOR

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back confirmed) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows::

If to Lender:	Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: James Flaum and Kevin Swartz
Facsimile No. (212) 507-4139/(212) 507-4146

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: John M. Zizzo, Esq.
Facsimile No. (212) 504-6666

If to Borrower:	c/o Digital Realty Trust LP
560 Mission Street, Suite 2900
San Francisco, CA 94105
Attention: William Stein
Facsimile No. (415) 738-6521

with a copy to:	Mayer, Brown, Rowe & Maw LLP
350 South Grand, 25th Floor
Los Angeles, California 90071
Attention: Brian Aronson, Esq.
Facsimile No. (213) 625-0248

Section 11.7 Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any notice that Lender shall give to Borrower, Guarantor or any other guarantor or indemnitor under this Agreement or any of the other Loan Documents shall be given in writing in accordance with the terms of Section 11.6 hereof.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages except arising from or in connection with the gross negligence or willful misconduct of Lender, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender within ten (10) days after receipt of written notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.

(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, penalties, actions, judgments, suits, claims, and all actual costs, expenses, losses, damages (other than consequential or punitive damages) and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

(c) Notwithstanding the provisions of this Section 11.13, the obligations of Borrower under this Section 11.13 shall exclude losses arising solely from a state of facts that first came into existence after Lender, its nominee or designee, or a bona fide independent third party, acquired title to the Property through foreclosure, exercise of a power of sale or deed in lieu of foreclosure.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Morgan Stanley Mortgage Capital Inc., or any of their Affiliates shall be subject to the prior approval of Lender.

Section 11.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors.

Borrower and Lender hereby represent that each has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender shall indemnify, defend and hold each other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional and material written misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) the removal or disposal of any portion of the Property during the existence of an Event of Default;

(v) the application by Borrower other than pursuant to the terms of the Loan Documents of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents during the existence of an Event of Default;

(vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property except to the extent such charges are being contested in accordance with Section 3.6(b) of the Mortgage;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and

(viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property; (ii) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or this Agreement (except for leasing of the Property); (iii) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the term sheet dated April 12, 2005 (as amended) between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for payment of any monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given written notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this

Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations.

(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.

(b) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) except as otherwise provided in Section 2.5, Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27 and subject to Section 9.1, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section 11.27, from and after the effective date specified in any applicable assignment agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment agreement, have the rights and obligations of Lender under this Agreement, except in connection with a sale or deposit of the Loan into a Securitization. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 11.27 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 11.27.

(e) Borrower or an agent of Borrower shall maintain a register (the “Register”) on which it will record the Loans made hereunder, and each assignment and participation. The Register shall include the names and addresses of Lenders (including all assignees, successors and Participants), and the Commitment of, and principal amount of the Loans owing to each such Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. If Lender sells a participation in any Loan, it shall provide Borrower, or maintain as agent of Borrower, the information described in this paragraph and permit Borrower to review such information as reasonably needed for Borrower to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

Section 11.28 Knowledge.

Whenever a statement is qualified to “Borrower’s knowledge” hereunder or under any of the Loan Documents, “Borrower’s knowledge” shall mean to Borrower’s actual knowledge after due inquiry.

Section 11.29 Subordinate Mezzanine Loan Option. Notwithstanding anything to the contrary contained in this Agreement and provided no Event of Default has occurred and is continuing, certain owners of Borrower shall be permitted to obtain mezzanine financing (the “Subordinate Mezzanine Loan”), subject to the following conditions and requirements:

(a) Lender receives a Rating Agency Confirmation with respect to the Subordinate Mezzanine Loan and the Subordinate Mezzanine Loan lender;

(b) the collateral for the Subordinate Mezzanine Loan shall include only pledges of the equity interests in Borrower or the owners of Borrower;

(c) the terms and conditions of the Subordinate Mezzanine Loan and the documents evidencing the Subordinate Mezzanine Loan shall be customary in connection with mezzanine loans and acceptable to Lender in its reasonable discretion;

(d) Borrower shall have obtained from the applicable taxing authority a reduction in the ad valorem real estate taxes applicable to the Property, and the Subordinate Mezzanine Loan shall only be payable out of any additional excess cash flow from the Property as a result of such reduction (after payment of all amounts due under the Loan, including, without limitation, Debt Service, payment of operating expenses and the deposit of all amounts into the Reserve Funds as required hereunder) and as otherwise permitted under the Subordinate Mezzanine Intercreditor Agreement (defined below);

(e) the loan-to-value ratio of the sum of the principal amount of the Subordinate Mezzanine Loan and the Loan to the value of the Property shall be no greater than 70%;

(f) the Debt Service Coverage Ratio (taking into account the Subordinate Mezzanine Loan and the Loan) is not less than 1.30 to 1.0 based upon an assumed interest rate equal to 8% per annum;

(g) the lender under the Subordinate Mezzanine Loan (the “Subordinate Mezzanine Lender”) shall be acceptable to Lender in its reasonable discretion and shall at all times during the term of the Loan be the sole owner and holder of the Subordinate Mezzanine Loan and shall not assign or pledge all or any portion thereof to any other third party other than a pursuant to the Subordinate Mezzanine Intercreditor Agreement;

(h) the Subordinate Mezzanine Lender shall enter into an intercreditor agreement with Lender in the form and substance acceptable to the Rating Agencies and reasonably acceptable to Lender (the “Subordinate Mezzanine Intercreditor Agreement”);

(i) the Subordinate Mezzanine Loan shall be nonrecourse as to principal and interest required to be paid under the Subordinate Mezzanine Loan (except for customary non-recourse carve-outs) and shall not be secured by a lien against the Property or any other collateral securing the Loan;

(j) Borrower shall reimburse Lender for all of Lender’s reasonable attorney’s fees and actual out-of-pocket expenses incurred by Lender in reviewing the Subordinate Mezzanine Loan documents and negotiating and documenting the Subordinate Mezzanine Intercreditor Agreement and Borrower shall reimburse any fees incurred in obtaining the Rating Agency Confirmation;

(k) if required by Lender, Borrower shall execute any modifications or amendments to the Loan Documents and the organizational documents of Borrower reasonably required by Lender to permit the Subordinate Mezzanine Loan and to comply with this Section 11.28;

(l) the mezzanine borrower shall be structured into the organizational structure of Borrower in a manner so as to not adversely affect the bankruptcy remote nature of Borrower;

(m) if the Subordinate Mezzanine Loan bears interest at a floating rate, the Subordinate Mezzanine Loan documents shall require an interest rate cap to be maintained during the term of the Subordinate Mezzanine Loan at a fixed strike price such that the weighted average debt service constant for the Loan and the Subordinate Mezzanine Loan (based upon the assumption that if the Subordinate Mezzanine Loan bears interest at a floating rate, the interest rate for the Subordinate Mezzanine Loan is calculated at the applicable interest rate cap strike price) is no greater than 8%, (vi) if the Subordinate Mezzanine Loan bears interest at a fixed rate, the weighted average debt service constant for the Loan and the Subordinate Mezzanine Loan is no greater than 8%;

(n) the Mezzanine Borrower satisfies such other conditions as are customary in connection with mezzanine loans and delivers such other documents, agreements, certificates and legal opinions (including but not limited to a revised substantive non-consolidation opinion which shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies) as Lender shall reasonably request; and

(o) the final capital structure is subject in all respects to Lender’s reasonable approval and the Rating Agencies’ approval, including, without limitation, the organizational structure of Borrower and the Mezzanine Lender.

Section 11.30 Confidentiality. Lender hereby agrees, provided Borrower has delivered to Lender written evidence of any confidentiality provisions in any of the Leases, to consult with Borrower to mitigate any disclosures of such confidential information by Lender, if Lender is reasonably able to do so without effecting Lender’s ability to conduct its business or assign, participate or securitize the Loan; provided, however, Lender’s failure to comply with these provisions will not result in any liability of Lender and will not give Borrower the right to make any claims or counterclaims against Lender, interpose any defenses or injunctive relief or otherwise adversely affect Lender’s rights and remedies under the Loan Documents. The foregoing provision shall apply to all of the Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation

By:	/s/ STEVEN R. MAEGLIN
Name:	Steven R. Maeglin
Title:	Vice President

BORROWER:

DIGITAL LAKESIDE, LLC, a Delaware limited liability company

By:	DIGITAL LAKESIDE HOLDINGS, LLC a Delaware limited liability company Its: Sole Member

	By:	DIGITAL REALTY TRUST, L.P., a Maryland limited partnership Its: Sole Member

		By:	DIGITAL REALTY TRUST, INC., a Maryland corporation Its: General Partner

			By:	/s/ MICHAEL FOUST
			Name:	Michael Foust
			Title:	CEO